CONSULTING GROUP CAPITAL MARKETS FUNDS

INVESTMENT ADVISORY AGREEMENT

May 12, 2000

Pacific Investment Management Company LLC

840 Newport Center Drive

Suite 300

Newport Beach, CA 92660

Ladies and Gentlemen:

Under an agreement (the “Management Agreement”) between the Consulting Group Capital Markets Funds, a Massachusetts business trust (the “Trust”), and SSB Citi Fund Management LLC, (the “Manager”), the Manager serves as the Trust’s investment manager and has the responsibility of evaluating, recommending, supervising and compensating investment advisers to each series of the Trust.

The Manager hereby confirms its agreement with Pacific Investment Management Company LLC (the “Adviser”) with respect to the Adviser’s serving as an investment adviser of Intermediate Fixed Income Investments (the “Portfolio”), a series of the Trust, as follows:

Section 1. Investment Description; Appointment

(a) The Trust desires to employ the Portfolio’s capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its Master Trust Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”), in the prospectus (the “Prospectus”) and in the statement of additional information (the “Statement of Additional Information”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement on Form N-lA, as amended from time to time (the “Registration Statement”), and in the manner and to the extent as may from time to time be approved in the manner set forth in the Trust Agreement. Copies of the Trust’s Prospectus, the Statement of Additional Information and the Trust Agreement have been or will be submitted to the Adviser.

(b) The Manager, with the approval of the Trust, hereby appoints the Adviser to act as an investment adviser to the Portfolio for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

Section 2. Portfolio Management Duties

(a) Subject to the supervision of the Manager and the Trust’s Board of Trustees, the Adviser will (i) manage the portion of the Portfolio’s assets allocated to the Adviser by the Manager and subject to the review of the Board of Trustees (“Allocated Assets”) in accordance with the Portfolio’s investment objectives, policies and limitations as stated in the Trust’s Prospectus and Statement of Additional Information; (ii) make investment decisions with respect to Allocated Assets; and (iii) place orders to purchase and sell securities and, where appropriate, commodity futures contracts and options of any type with respect to Allocated Assets. The Manager understands and agrees that the Adviser does not guarantee or represent that any investment objectives will be achieved.

(b) The Adviser will keep the Trust and the Manager informed of developments materially affecting the Portfolio and shall, on the Adviser’s own initiative, furnish to the Trust and the Manager from time to time whatever information the Adviser believes appropriate for this purpose.

(c) The Adviser agrees that, with respect to the management of the Allocated Assets, it will comply with applicable provisions of the Investment Company Act of 1940, as amended (the “Act”), and all rules and regulations thereunder, all applicable federal and state laws and regulations and with any applicable procedures adopted by the Trust’s Board of Trustees, provided in writing or such other means as they may agree, to the Adviser.

(d) The Manager will provide to the Adviser at the end of each calendar month a list (the “Monthly List”) of the securities comprising the Allocated Assets as of such month end. The Adviser agrees that it will review the Monthly List and promptly alert the Manager’s controller, by facsimile at (212) 816-5597 or such other means as they may agree, as to any discrepancies between the Adviser’s records of such holdings and the Monthly List. Upon the specific request of the Manager, the Adviser shall provide to the Manager the Adviser’s opinion as to the value of a security included in the Allocated Assets in order to assist the Manager, or the Trust’s Board of Trustees, as the case may be, in determining the value of such security.

(e) The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Adviser of any of its obligations hereunder, nor shall the Portfolio be responsible for any additional fees or expenses hereunder as a result.

Section 3. Brokerage

(a) The Adviser agrees that it will place orders pursuant to its investment determinations with respect to Allocated Assets either directly with the issuer or with brokers or dealers selected by it in accordance with the standards specified in paragraphs (b) and (c) of this Section 3. The Adviser may, but need not, place orders with respect to Allocated Assets with (i) the Manager or its affiliates (ii) the Adviser or its affiliates or (iii) any other adviser to the Portfolio or its affiliates, in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, Section 17(e) of the Act and Rule 17e-1 thereunder and other applicable laws and regulations.

(b) In placing orders with brokers and dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.

(c) In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or other accounts over which the Adviser or an affiliate exercise investment discretion. In connection with underwritten fixed-price new issues of securities, the Adviser may receive new issue credits from managers or members of the underwriting syndicate for research services (as defined above). In connection with agency transactions, the Adviser may cause the Portfolio to pay to a broker-dealer a commission in excess of that another broker-dealer may charge for the same transaction, if the Adviser determines in good faith that the commission charged is reasonable in relation to the value of brokerage and research services (as defined above) provided by such broker, viewed either in terms of the particular transaction or the Adviser’s overall responsibilities with respect to accounts over which the Adviser exercises investment discretion.

Section 4. Information Provided to the Manager and the Trust

(a) The Adviser agrees that it will make available to the Manager and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Portfolio to assist the Manager and the Trust in monitoring compliance with the Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws. The Adviser will furnish the Trust’s Board of Trustees with respect to the Portfolio such periodic and special reports as the Manager and the Board of Trustees may reasonably request. The Manager understands and agrees that the Adviser does not guarantee or represent that any investment objectives will be achieved.

(b) The Adviser agrees that it will immediately notify the Manager and the Trust in the event that the Adviser or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct and contain no material misstatement or omission, and it further agrees to notify the Manager and the Trust’s Administrator immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus or Statement of Additional Information of the Trust, or any amendment or supplement thereto, or any statement contained therein that becomes untrue in any material respect.

(c) The Adviser represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Adviser’s registration under the Advisers Act on Form ADV, as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statement therein not misleading. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Adviser acknowledges that it is an “investment adviser” to the Portfolio within the meaning of the Act and the Advisers Act.

(d) The Manager acknowledges that it is an investment adviser registered under the Advisers Act and other applicable laws. The Manager further acknowledges that the appointment of the Adviser has been duly authorized and the transactions contemplated herein are in conformity with the Trust’s governing documents.

Section 5. Books and Records

In compliance with the requirements of Rule 31a-3 under the Act, the Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust copies of any such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in that Rule.

Section 6. Compensation

(a) In consideration of services rendered pursuant to this Agreement, the Manager will pay the Adviser a fee that is computed daily and paid monthly at the annual rate of 0.25%, multiplied by the average daily value of Allocated Assets (the “Portfolio Advisory Fee”).

(b) The Portfolio Advisory Fee for the period from the date of this Agreement becomes effective to the end of the month during which this Agreement becomes effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

(c) For the purpose of determining fees payable to the Adviser, the value of the Portfolio’s net assets shall be computed at the time and in the manner specified in the Trust’s Prospectus and/or the Statement of Additional Information.

Section 7. Costs and Expenses

During the term of this Agreement, the Adviser will pay all expenses incurred by it and its staff in connection with the performance of its services under this Agreement, including the payment of salaries of all officers and employees of the Trust who are employed by the Adviser.

Section 8. Standard of Care

The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of Law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Portfolio to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement. The Adviser shall not be liable for any act or omission of the custodian bank. The Adviser shall be responsible solely for the management of the Allocated Assets, and the Adviser’s compliance with the Act, rules and regulations thereunder, other federal and state laws, and written procedures of the Trust’s Board of Trustees will be determined solely by reference to the Allocated Assets. The Adviser shall have no liability with respect to the actions of any other investment adviser to the Portfolio and shall not be charged with knowledge of the holdings or transaction of any position of the Portfolio other than the Allocated Assets.

Section 9. Services to Other Companies or Accounts

(a) It is understood that the services of the Adviser are not exclusive, and nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Trust) or from engaging in other activities.

(b) When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for the Trust, it is understood that in light of its fiduciary duty to the Trust such transactions will be executed on a basis that is fair and equitable to the Trust.

(c) The Trust and the Manager understand and acknowledge that the persons employed by the Adviser to assist in the performance of its duties under this Agreement will not devote their full time to that service; nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

(d) Provided the investment objectives of the Portfolio are adhered to, the Manager agrees that the Adviser may aggregate sales and purchase orders of securities, commodities and other investments held by in the Portfolio with similar orders being made simultaneously for other accounts managed by the Adviser or with accounts of the affiliates of the Adviser, if in the Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Portfolio taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Manage acknowledges that the determination of such economic benefit to the Portfolio by the Adviser represents the Adviser’s evaluation that the Portfolio is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

Section 10. Duration and Termination

(a) This Agreement shall become effective on May 12, 2000 and shall continue for two years from that date, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) a vote of a majority of the Portfolio’s outstanding voting securities (as defined in the Act), provided that the continuance is also approved by a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Trust, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) Notwithstanding the foregoing, this Agreement may be terminated (i) by the Manager at any time without penalty, upon written notice to the Adviser and the Trust, (ii) at any time without penalty by the Trust, upon the vote of a majority of the Trust’s Trustees or by vote of the majority of the Trust’s outstanding voting securities, upon written notice to the Manager, Adviser and the Trust or (iii) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Manager and the Trust.

(c) This Agreement will terminate automatically in the event of its assignment (as defined in the Act and in rules adopted under the Act).

Section 11. Confidentiality

The parties hereto understand that any information or recommendation supplied by either party in connection with the performance of their obligations hereunder is to be regarded as confidential and for use only by the Manager, the Adviser, the Trust or such persons the Manager or the Adviser may designate in connection with the Portfolio.

Section 12. Amendments

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in accordance with applicable law.

Section 13. Limitation of Liability

The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Master Trust Agreement of Trust. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such.

Section 14. Delivery of Documents

Concurrently with the execution of this Agreement, the Adviser is delivering to the Manager a copy of Part II of its Form ADV, as revised, on file with the SEC. The Manager acknowledges receipt of such copy.

The Adviser also has delivered to the Manager a copy of its Disclosure Document, as amended, dated December 1, 1999, on file with the Commodity Futures Trading Commission. The Manager hereby acknowledges receipt of such copy.

Section 15. Notices

Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

If to the Manager:	SSB Citi Fund Management LLC
388 Greenwich Street, 22nd floor
New York, New York 10013
Fax: (212) 816-5666
Attention: Christina T. Sydor, Esq.
General Counsel and Corporate Secretary

If to the Adviser:	Pacific Investment Management Company
840 Newport Center Drive, Suite 300
Newport Beach, California 92660
Fax (949) 720-1376
Attention: Tammie J. Arnold, Executive Vice President
cc: Chief Administrative Officer

Section 16. Miscellaneous

(a) This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) Nothing herein shall be construed as constituting the Adviser as an agent of the Trust or the Manager.

(e) The Manager and the Adviser each agree that it shall promptly notify the other (i) of any changes regarding the information about itself in this Agreement, or (ii) if any of its representations or warranties hereunder are no longer true or completely accurate.

(f) This Agreement may be amended at any time, but only by the mutual agreement of the parties, in writing.

(g) This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties relating to the subject matter hereof.

(h) This Agreement shall be executed in two counterparts, each of which shall be considered to be an original.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

SSB CITI FUND MANAGEMENT LLC

By:	/s/ Christina T. Sydor
Name:	Christina T. Sydor
Title:	General Counsel and Secretary

Accepted:

Pacific Investment Management Company LLC

By:
Name:
Title:

CONSULTING GROUP CAPITAL MARKETS FUNDS

With Respect To:

Intermediate Fixed Income Investments

Supplement dated June 10, 2004 to the Prospectus and Statement of Additional Information dated December 29, 2003

The following information supersedes or supplements certain information in the fund’s Prospectus and Statement of Additional Information dated December 29, 2003.

The shareholders of Intermediate Fixed Income Investments (the “Portfolio”) recently approved a proposal to change the investment objective of the Portfolio to maximum total return, consistent with the preservation of capital and prudent investment management. The Portfolio’s name was also changed to Core Fixed Income Investments.

In addition to the change in the Portfolio’s fundamental investment objective, the following disclosure supersedes or supplements, as applicable, the disclosure in the Portfolio’s prospectus and statement of additional information:

The Portfolio will invest, under normal market conditions, at least 80% of its net assets, plus any borrowings for investment securities, to fixed income securities. These fixed income securities may include securities issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises; corporate debt securities of U.S. and non-U.S. issuers, including convertible securities and corporate commercial paper; mortgage-backed and other asset-backed securities; inflation-indexed bonds issued both by governments and corporations; structured notes, including hybrid or “indexed” securities, event-linked bonds and loan participations; delayed funding loans and revolving credit facilities; bank certificates of deposit, fixed time deposits and bankers’ acceptances; variable and floating rate securities; repurchase agreements and reverse repurchase agreements; debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises; obligations of non-U.S. governments or their subdivisions, agencies and government-sponsored enterprises, including emerging markets; foreign currencies; mortgage dollar rolls; and obligations of international agencies or supranational entities. The Portfolio may also invest in derivatives based on these securities. The Portfolio’s focus is on fixed income securities with an intermediate maturity. It is anticipated that the Portfolio’s average portfolio duration will normally vary within a three- to six-year time frame.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in below investment grade securities (“junk bonds”) rated B or higher by Moody’s or S&P, or, if unrated, determined by the applicable subadviser of the Portfolio to be of comparable quality.

The Portfolio may invest up to 10% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in US dollar-denominated securities of foreign issuers. The Portfolio will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

The Portfolio may be subject to more risk to the extent that it could be investing in below investment grade securities as part of its investment objective. Lower quality securities are speculative and have only an adequate capacity to pay principal and interest. These securities have a higher risk of default, tend to be less liquid, and may be more difficult to value. Changes in economic conditions or other circumstances are more likely to lead issuers of these securities to have a weakened capacity to make principal and interest payments.

Mortgage-Related and Other Asset-Backed Securities. The Portfolio may invest in mortgage- or other asset-backed securities. The Portfolio may invest all of its assets in such securities. Mortgage-related securities include mortgage pass-through securities, collateralized mortgage obligations (“CMOs”), commercial mortgage-backed securities, mortgage dollar rolls, CMO residuals, stripped mortgage-backed securities “SMBSs”) and other securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans on real property.

One type of SMBS has one class receiving all of the interest from the mortgage assets (the interest-only, or “IO” class), while the other class will receive all of the principal (the principal-only, or “PO” class) . The yield to maturity on an IO class is extremely sensitive to the rate of principal payments (including prepayments) on the underlying mortgage assets, and a rapid rate of principal payments may have a material adverse effect on the Portfolio’s yield to maturity from these securities. The Portfolio may invest up to 5% of its total assets in any combination of mortgage-related or other asset-backed IO, PO, or inverse floater securities.

The Portfolio may invest in collateralized debt obligations (“CDOs”), which include collateralized bond obligations (“CBOs” collateralized loan obligations (“CLOs”) and other similarly structured securities. CBOs and CLOs are types of asset-backed securities. The Portfolio may invest in other asset-backed securities that have been offered to investors.

Loan Participations and Assignments. The Portfolio may invest in fixed- and floating-rate loans, which investments generally will be in the form of loan participations and assignments of portions of such loans.

Variable and Floating Rate Securities. Variable and floating rate securities provide for a periodic adjustment in the interest rate paid on the obligations. The Portfolio may invest in floating rate debt instruments “floaters”) and engage in credit spread trades. While floaters provide a certain degree of protection against rises in interest rates, the Portfolio will participate in any declines in interest rates as well. The Portfolio may also invest in inverse floating rate debt instruments (“inverse floaters”). An inverse floater may exhibit greater price volatility than a fixed rate obligation of similar credit quality. The Portfolio may invest up to 5% of its total assets in any combination of mortgage-related or other asset-backed IO, PO, or inverse floater securities.

Inflation-Indexed Bonds. Inflation-indexed bonds are fixed income securities whose principal value is periodically adjusted according to the rate of inflation. If the index measuring inflation falls, the principal value of inflation-indexed bonds will be adjusted downward, and consequently the interest payable on these securities (calculated with respect to a smaller principal amount) will be reduced. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

The value of inflation-indexed bonds is expected to change in response to changes in real interest rates. Real interest rates are tied to the relationship between nominal interest rates and the rate of inflation. If nominal interest rates increase at a faster rate than inflation, real interest rates may rise, leading to a decrease in value of inflation-indexed bonds. Short-term increases in inflation may lead to a decline in value. Any increase in the principal amount of an inflation-indexed bond will be considered taxable ordinary income, even though investors do not receive their principal until maturity.

Event-Linked Exposure. The Portfolio may obtain event-linked exposure by investing in “event-linked bonds” or “event-linked swaps” or Implement “event-linked strategies.” Event-linked exposure results in gains or losses that typically are contingent, or formulaically related to defined trigger events. Examples of trigger events include hurricanes, earthquakes, weather-related phenomena, or statistics relating to such events. Some event-linked bonds are commonly referred to as “catastrophe bonds.” If a trigger event occurs, the Portfolio may lose a portion or its entire principal invested in the bond or notional amount on a swap. Event-linked exposure often provides for an extension of maturity to process and audit loss claims where a trigger event has, or possibly has, occurred. An extension of maturity may increase volatility. Event-linked exposure may a-so expose the Portfolio to certain unanticipated risks including credit risk, counterparty risk, adverse regulatory or jurisdictional interpretations, and adverse tax consequences. Event-linked exposures may also be subject to liquidity risk.

Convertible and Equity Securities. While the Portfolio intends to invest primarily in fixed income securities, it may invest in convertible securities or equity securities. While some countries or companies may be regarded as favorable investments, pure fixed income opportunities may be unattractive or limited due to insufficient supply, or legal or technical restrictions. In such cases, the Portfolio may consider convertible securities or equity securities to gain expense to such investments.

Foreign (Non-U.S.) Securities. The Portfolio may invest in foreign (non-U.S.) securities. Investing in foreign securities involves special risks and considerations not typically associated with investing in U.S. securities. Shareholders should consider carefully the substantial risks involved for the Portfolio’s investments in securities issued by foreign companies and governments of foreign countries. These risks include: differences in accounting, auditing and financial reporting standards; generally higher commission rates on foreign portfolio transactions; the possibility of nationalization, expropriation or confiscatory taxation; adverse changes in investment or exchange control regulations; and political instability. Individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross domestic product, rates of inflation, capital reinvestment, resources, self-sufficiency and balance of payments position. The securities markets, values of securities, yields and risks associated with foreign securities markets may change independently of each other. Also, foreign securities and dividends and interest payable on those securities may be subject to foreign taxes, including taxes withheld from payments on those securities. Foreign securities often trade with less frequency and volume than domestic securities and therefore may exhibit greater price volatility. Investments in foreign securities may also involve higher custodial costs than domestic investments and additional transaction costs with respect to foreign currency conversions. Changes in foreign exchange rates also will affect the value of securities denominated or quoted in foreign currencies.

The Portfolio also may invest in sovereign debt issued by governments, their agencies or instrumentalities, or other government-related entities. Holders of sovereign debt may be requested to participate in the rescheduling of such debt and to extend further loans to governmental entities. In addition, there is no bankruptcy proceeding by which defaulted sovereign debt may be collected.

Emerging Market Securities. The Portfolio may invest up to 10% of its assets in securities of issuers based in countries with developing (or “emerging market”) economies. The Portfolio will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

Investing in emerging market securities imposes risks different from, or greater than, risks of investing in domestic securities or in foreign, developed countries. These risks include: smaller market capitalization of securities markets, which may suffer periods of relative illiquidity; significant price volatility; restrictions on foreign investment; and possible repatriation of investment income and capital. In addition, foreign investors may be required to register the proceeds of sales; future economic or political crises could lead to price controls, forced mergers, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies. The currencies of emerging market countries may experience significant declines against the U.S. dollar, and devaluation may occur subsequent to investments in these currencies by the Portfolio Inflation and rapid fluctuations in inflation rates have had, and may continue to have, negative effects on the economies and securities markets of certain emerging market countries.

Additional risks of emerging markets securities may include: greater social, economic and political uncertainty and instability; more substantial governmental involvement in the economy; less governmental supervision and regulation; unavailability of currency hedging techniques; companies that are newly organized and small; differences in auditing and financial reporting standards, which may result in unavailability of material information about issuers; and less developed legal systems. In addition, emerging securities markets may have different clearance and settlement procedures, which may be unable to keep pace with the volume of securities transactions or otherwise make it difficult to engage in such transactions. Settlement problems may cause the Portfolio to miss attractive investment opportunities, hold a portion of its assets in cash pending investment, or be delayed in disposing of a portfolio security. Such a delay could result in possible liability to a purchaser of the security.

The Portfolio may invest in Brady Bonds, which are securities created through the exchange of existing commercial bank loans to sovereign entities for new obligations in connection with a debt restructuring. Investments in Brady Bonds may be viewed as speculative.

Foreign (Non-U.S.) Currencies. If the Portfolio invests directly in foreign currencies or in securities that it trades in, or receives revenues in, foreign currencies it will be subject to currency risk.

Foreign Currency Transactions. If the Portfolio invests in securities denominated in foreign currencies it may engage in foreign currency transactions on a spot (cash) basis, and enter into forward foreign currency exchange contracts and invest in foreign currency futures contracts and options on foreign currencies and futures. The Portfolio may enter into these contracts to hedge against foreign exchange risk, to increase exposure to a foreign currency or to shift exposure to foreign currency fluctuations from one currency to another. Suitable hedging transactions may not be available in all circumstances and there can be no assurance that the Portfolio will engage in such transactions at any given time or from time to time. Also, such transactions may not be successful and may eliminate any chance for the Portfolio to benefit from favorable fluctuations in relevant foreign currencies.

Repurchase Agreements. The Portfolio may enter into repurchase agreements, in which the Portfolio purchases a security from a bank or broker-dealer and agrees to repurchase the security at the Porfolio’s cost plus interest within a specified time.

Reverse Repurchase Agreements, Dollar Rolls and Other Borrowings. The Portfolio may enter into reverse repurchase agreements and dollar rolls, subject to the Portfolio’s limitations on borrowings.

The Portfolio may borrow money to the extent permitted under the 1940 Act. This means that, in general, the Portfolio may borrow money from banks for any purpose on a secured basis in an amount up to 33% of the Portfolio’s total assets. The Portfolio may also borrow money for temporary administrative purposes on an unsecured basis in an amount not to exceed 5% of the Portfolio’s total assets.

Derivatives. The Portfolio may, but is not required to, use derivative instruments for risk management purposes or as part of its investment strategies.

The Portfolio’s use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other more traditional investments. The following provides a general discussion of important risk factors relating to all derivative instruments that may be used by the Portfolio.

Management Risk. Derivative products are highly specialized instruments that require investment techniques and risk analyses different from those associated with stocks and bonds. The use of a derivative requires an understanding not only of the underlying instrument but also of the derivative itself, without the benefit of observing the performance of the derivative under all possible market conditions.

Credit Risk. The use of a derivative instrument involves the risk that a loss may be sustained as a result of the failure of another party to the contract (usually referred to as a “counterparty”) to make required payments or otherwise comply with the contract’s terms. Additionally, credit default swaps could result in losses if the Portfolio does not correctly evaluate the creditworthiness of the company on which the credit default swap is based.

Liquidity Risk. Liquidity risk exists when a particular derivative instrument is difficult to purchase or sell. If a derivative transaction is particularly large or if the relevant market is illiquid (as is the case with many privately negotiated derivatives), it may nor be possible to initiate a transaction or liquidate a position at an advantageous time or price.

Leverage Risk. Because many derivatives have a leverage component, adverse changes in the value or level of the underlying asset, reference rate or index can result in a loss substantially greater than the amount invested in the derivative itself. Certain derivatives have the potential for unlimited loss, regardless of the size of the initial investment. When the Portfolio uses derivatives for leverage, investments in the Portfolio will tend to be more volatile, resulting in larger gains or losses in response to market changes. To limit leverage risk, the Portfolio will segregate assets determined to be liquid by SBFM in accordance with procedures established by the Board of Trustees (or, as permitted by applicable regulation, enter into certain offsetting positions) to cover its obligations under derivative instruments.

Lack of Availability. Because the markets for certain derivative instruments (including markets located in foreign countries) are relatively new and still developing, suitable derivatives transactions may not be available in all circumstances for risk management or other purposes. There is no assurance that the Portfolio will engage in derivatives transactions at any time or from time to time. The Portfolio’s ability to use derivatives may also be limited by certain regulatory and tax considerations.

Market and Other Risks. Like most other investments, derivative instruments are subject to the risk that the market value of the instrument will change in a way detrimental to the Portfolio’s interest. If a portfolio manager incorrectly forecasts the values of securities, currencies or interest rates or other economic factors in using derivatives for the Portfolio, the Portfolio might have been in a better position if it had not entered into the transaction at all. While some strategies involving derivative instruments can reduce the risk of loss, they can also reduce the opportunity for gain or even result in losses by offsetting favorable price movements in other Portfolio investments. The Portfolio may also have to buy or sell a security at a disadvantageous time or price because the Portfolio is legally required to maintain offsetting positions or asset coverage in connection with certain derivatives transactions.

Other risks in using derivatives include the risk of mispricing or improper valuation of derivatives and the inability of derivatives to correlate perfectly with underlying assets, rates and indexes. Many derivatives, in particular privately negotiated derivatives, are complex and often valued subjectively. Improper valuations can result in increased cash payment requirements to counterparties or a loss of value to the Portfolio. Also, the value of derivatives may not correlate perfectly, or at all, with the value of the assets, reference rates or indexes they are designed to closely track. In addition, the Portfolio’s use of derivatives may cause the Portfolio to realize higher amounts of short-term capital gains (generally taxed at ordinary income tax rates) than if the Portfolio had not used such instruments.

Delayed Funding Loans and Revolving Credit Facilities. The Portfolio may also enter into, or acquire participations in, delayed funding loans and revolving credit facilities, in which a lender agrees to make loans up to a maximum amount upon demand by the borrower during a specified term.

When-Issued, Delayed Delivery and Forward Commitment Transactions. The Portfolio may purchase securities which it is eligible to purchase on a when-issued basis, may purchase and sell such securities for delayed delivery and may make contracts to purchase such securities for a fixed price at a future date beyond normal settlement time (forward commitments)

Investment in Other Investment Companies. The Portfolio may invest up to 10% of its assets in securities of other investment companies, such as closed-end management investment companies, or in pooled accounts or other investment vehicles which invest in foreign markets.

Subject to the restrictions and limitations of the 1940 Act, the Portfolio may elect to pursue its investment objective either by investing directly in securities, or by investing in one or more underlying investment vehicles or companies that have substantially similar investment objectives, policies and limitations as the Portfolio.

Short Sales. The Portfolio may make short sales as part of its overall portfolio management strategies or to offset a potential decline in value of a security.

Illiquid Securities. The Portfolio may invest up to 15% of its net assets in illiquid securities.

Loans of Portfolio Securities. For the purpose of achieving income, the Portfolio may lend its portfolio securities to brokers, dealers, and other financial institutions provided a number of conditions are satisfied, including that the loan is fully collateralized.

Portfolio Turnover. The length of time the Portfolio has held a particular security is not generally a consideration in investment decisions. A change in the securities held by the Portfolio is known as “portfolio turnover.” The Portfolio may engage in frequent and active trading of portfolio securities to achieve its investment objective, particularly during periods of volatile market movements.

Temporary Defensive Strategies. For temporary or defensive purposes the Portfolio may invest without limit in U.S. debt securities, including short-term money market securities, when SBFM deems it appropriate to do so. When the Portfolio engages in such strategies, it may not achieve its investment objective.

Subadviser

Western Asset Management Company (“Western”) has been added as a subadviser to the Portfolio, joining Pacific Investment Management Company, LLC (“PIMCO”) and BlackRock Financial Management, Inc. (“BlackRock”).

Western focuses on investment grade long-term securities, including those issued by U.S. governmental and corporate issuers, U.S. dollar denominated fixed income securities of foreign issuers and mortgage-backed and asset-backed securities. It emphasized three key strategies to enhance the Portfolio’s total return:

•	adjusting the allocation of the Portfolio among the key sectors of the fixed-income market-government, corporate and mortgage-and asset-backed-depending on its forecast of relative values

•	tracking the duration of the overall portfolio so that it falls within a narrow band relative to the benchmark index, with adjustment made to reflect Western’s long-term outlook for interest rates

•	purchasing undervalued securities in each of the key sectors of the bond market while keeping overall quality high

The current percentage allocation to each of PIMCO, BlackRock and Western is 40% , 30% and 30%, respectively. The Consulting Group may adjust the allocation of the Portfolio’s assets among its subadvisers by up to 100%. Any adjustment affecting more than 10% of the Portfolio’s assets can be made only by the Board of Trustees.

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